EXHIBIT 5.1
July 31, 2009

Arcadia Resources, Inc.
9229 Delegates Row
Suite 260
Indianapolis, Indiana 46240

Re:	Arcadia Resources, Inc. Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as special Nevada counsel for Arcadia Resources, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission covering 6,989,833 shares (the “Shares”) of the Company’s common stock (the “Common Stock”) for the sale of the Shares by certain selling security holders. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Registration Statement.
     In connection with this opinion letter, we have examined and relied upon copies of the following documents, together with such other documents as we deemed necessary or advisable to render the opinions herein expressed:
1.	The articles of incorporation and bylaws of the Company as are currently in effect.

2.	A certificate of the Company as to certain factual matters, including adoption of certain resolutions of the board of directors.

3.	The Registration Statement.
     In our examinations we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents and completeness of all documents submitted to us as certified or photostatic, facsimile or electronic copies and the authenticity of the originals of such certified or copied documents. As to certain matters expressed herein, we have relied upon and assumed the accuracy and completion of certificates and reports of various state authorities and public officials and of the Company.
     Based upon the foregoing and in reliance thereon and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and will be, when issued and delivered pursuant to the terms of the Registration Statement and satisfaction of other requisite consideration, validly issued, fully paid and nonassessable.

     We are admitted to the Bar of the State of Nevada, and in rendering our opinions herein stated, we have relied on the applicable laws of the State of Nevada, as those laws presently exist and as they have been applied and interpreted by courts having jurisdiction within the State of Nevada. Except for the laws of the State of Nevada, we express no opinion as to the laws of any other state, federal laws of the United States of America or securities exchange or other securities regulatory authority, or other jurisdiction.
     This opinion letter speaks as of its date. We disclaim any express or implied undertaking or obligation to advise of any subsequent change of law or fact (even though the change may affect the legal analysis or a legal conclusion in this opinion letter). This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly stated herein. We consent to the filing of this opinion letter as an exhibit to the Registration Statement.
Very truly yours,
/s/ Greenberg Traurig, LLP